United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2005

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada	89119-3720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 2, 2005, the Compensation Committee of Shuffle Master, Inc. (the “Company’) (NASDAQ National Market: SHFL) recommended to the Company’s Board of Directors (the “Board”) that it approve, and on said date, the Board approved that the Company’s CEO, Dr. Mark Yoseloff, be granted 120,000 shares of the Company’s restricted stock (the “Restricted Stock”) and options to purchase 200,000 shares of the Company’s common stock (the “Options”).  Both the Restricted Stock and the Options were granted under the Company’s 2004 Equity Incentive Plan (the “Plan”) and will “cliff” vest on September 1, 2011, provided Dr. Yoseloff is still an employee of the Company on that date.  Further, the vesting of the Restricted Stock and the Options will be accelerated and immediately vest only upon the satisfaction of any of the following conditions:

i	There is a “change of control” in the Company, as defined in the Plan;
ii

Prior to September 1, 2007, the price of the Company’s stock closes at the end of a trading day on the NASDAQ Market, or on the other, if any, public markets stock exchange on which the Company’s stock is then traded, at $50.00 per share (with appropriate adjustments for any share splits which might occur after the date of the grant);

iii

If the condition in (ii) above is not met, but on or before March 1, 2009, the price of the Company’s stock closes at the end of a trading day on the NASDAQ Market, or on the other, if any, public markets stock exchange on which the Company’s stock is then traded, at $65.00 per share (with appropriate adjustments for any share splits which might occur after the date of the grant); or

iv

If neither the conditions in (ii) or (iii) above has occurred, but on or before September 1, 2010, the price of the Company’s stock closes at the end of a trading day on the NASDAQ Market, or on the other, if any, public markets stock exchange on which the Company’s stock is then traded, at $85.00 per share (with appropriate adjustments for any share splits which might occur after the date of the grant).

The Options were granted at an exercise price of $28.06 per share, and were “non-qualified” options.  The Board made these grants to provide additional incentive to Dr. Yoseloff with respect to the Company’s performance and growth over the next several years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: September 7, 2005

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer